Exhibit 99.1

BreitBurn Energy Partners L.P. Announces Sale of Non-Core Permian Basin Oil Properties

LOS ANGELES, July 20, 2009 -- BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) announced today the sale of the Lazy JL Field located in the Permian Basin of West Texas.  The properties were sold to a private buyer for a cash purchase price of $23 million.  Proceeds from the transaction, which closed on Friday, July 17, 2009, will be used to reduce borrowings under the Partnership’s credit facility.

The properties produced approximately 245 Boe per day during the first five months of 2009.  96% of the production was crude oil.  The transaction represents a sale price of approximately $94,000 per flowing Boe per day.  As of December 31, 2008, these assets contained estimated proved reserves of 1.2 MMBoe, or approximately 1% of the Partnership’s total estimated proved reserves of 103.6 MMBoe.

Per the terms of the Partnership’s existing credit facility, the Partnership’s borrowing base was reduced simultaneously with the closing of the sale by an amount equal to the borrowing base amount attributable to the subject properties, which was approximately $3 million.  Accordingly, the Partnership’s borrowing base has been reduced from $735 million to $732 million.

Hal Washburn, BreitBurn’s Chairman and Co-Chief Executive Officer said, “With the sale of the Lazy JL Field at this attractive price, the Partnership realized significant value for its non-core Permian Basin assets.  Furthermore, the proceeds from the transaction will reduce outstanding borrowings by $23 million.  The sale accelerates our 2009 debt reduction efforts and provides the Partnership with additional financial flexibility given the transaction’s limited impact on our borrowing base.  Consistent with our April 17, 2009 announcement, we will continue to consider all reasonable alternatives for further debt reduction and will pursue them if management and the Board determine they are in the long term best interest of our unitholders.”

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, and the New Albany Shale in Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to the Partnership's operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as "expects," “future,” “impact,” “continue to consider,” “will continue,” “will pursue,” “will reduce” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s financial performance and results, availability of sufficient cash flow to execute our business plan, our level of indebtedness, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves, the litigation instituted by Quicksilver Resources Inc. against us and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
or
Gloria Chu
Investor Relations
(213) 225-5900 x210

BBEP-IR